Exhibit 99.1

NEWS

INVESTOR CONTACT:

(818) 225-3550

David Bigelow or Lisa Riordan

	MEDIA CONTACT:	(800) 796-8448

COUNTRYWIDE REPORTS MARCH 2006 OPERATIONAL RESULTS
– First Quarter 2006 Mortgage Loan Fundings Total $103 Billion –

– Countrywide Bank Assets Reach $80 Billion –

CALABASAS, CA (April 11, 2006) – Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended March 31, 2006.  Operational highlights included the following:

•      Mortgage loan fundings for the month of March totaled $40 billion, rising 10 percent from March 2005 and bringing year-to-date fundings to $103 billion, up 13 percent over last year.

•      Monthly purchase volume was $18 billion, an increase of 12 percent from March 2005.  This brought year-to-date purchase activity to $46 billion, a 12 percent increase over last year.

•      Adjustable-rate loan fundings for the month of March were $19 billion, a decrease of 2 percent from March 2005.  Year-to-date adjustable-rate volume totaled $52 billion, an increase of 6 percent over last year.

•      Home equity loan fundings for March rose by 22 percent from March 2005 to $4.2 billion, which brought year-to-date home equity loan fundings to $11 billion, an increase of 26 percent from last year.

•      Nonprime loan fundings in March were $3.3 billion, which compares to $3.4 billion for the same period last year.  Year-to-date nonprime volume totaled $9.2 billion, down 6 percent from $9.8 billion for the year-ago period.

•      Consolidated pay-option loan fundings for the month were $7.2 billion, as compared to $6.6 billion in March 2005.  Year-to-date pay-option fundings were $20 billion, compared to $16 billion for the quarter ended March 31, 2005.  Interest-only loan volume was $8.3 billion for the month of March 2006, compared to $6.4 billion for the same period a year ago.  Year-to-date interest-only fundings were $22 billion, compared to $16 billion for the quarter ended March 31, 2005.

•      It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to total 100 percent of total fundings.

•      Average daily mortgage loan application activity in March was $2.7 billion, up 14 percent from the March 2005 level.  The mortgage loan pipeline also rose by 9 percent from March 31, 2005 to reach $64 billion at March 31, 2006.

•      The mortgage loan servicing portfolio totaled $1.15 trillion at March 31, 2006, an increase of $259 billion, or 29 percent, from March 31, 2005.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

•      Total assets at Countrywide Bank reached $80 billion at March 31, 2006, an increase of $29 billion, or 56 percent, from March 31, 2005.

•      Securities trading volume in the Capital Markets segment for the month of March 2006 was $371 billion, an increase of 15 percent from March 2005, bringing year-to-date securities trading volume to $978 billion, an increase of 18 percent over the first quarter of 2005.

•      Net earned premiums from the Insurance segment were $93 million for the month of March 2006, which compares to $66 million for the prior year period.  Year-to-date net earned premiums were $280 million, an increase of 40 percent from the first quarter of 2005.

“Countrywide’s mortgage banking activity remained strong in the first quarter of 2006,” said Stanford L. Kurland, President and Chief Operating Officer.  “Mortgage loan fundings of $40 billion for March 2006 were up 10 percent year-over-year and 29 percent over the prior month.  For the first quarter of 2006, mortgage loan fundings were up 13 percent over the first quarter of 2005.  Refinance volume remained high, accounting for 55 percent of the first quarter’s production.  As the yield curve remained flat, we saw the continuation of a shift toward fixed-rate products. In March 2006, adjustable-rate fundings were 48 percent of total loan fundings, the lowest percent since April 2004.  On the servicing side, delinquencies fell to 3.68 percent, the lowest level since August 2005, the month prior to Hurricane Katrina’s impact.

“Countrywide’s other businesses also generated impressive results, with Bank assets rising to $80 billion at the end of March 2006, a 9 percent growth rate for the quarter, and securities trading volume from the Capital Markets segment increasing by 13 percent from the fourth quarter of 2005 and 18 percent over last year’s first quarter.”

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500.  Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts mortgage-related investment banking; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company.  For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	March 31,	March 31,	March 31,
	2006	2005	2006
LOAN PRODUCTION
Number of Working Days in the Period	23	23	62
Average Daily Mortgage Loan Applications	$2,687	$2,362	$2,541
Mortgage Loan Pipeline (loans-in-process)	$64,167	$58,803
Commercial Real Estate Loan Pipeline (loans-in-process)	$203	$393

Loan Fundings:
Consumer Markets Division	$12,172	$11,418	$30,789
Wholesale Lending Division	7,550	6,802	18,876
Correspondent Lending Division	14,269	13,405	37,187
Capital Markets	1,306	950	4,007
Countrywide Bank (2)	4,551	3,734	12,559
Total Mortgage Loan Fundings	39,848	36,309	103,418
Commercial Real Estate Fundings	463	91	966
Total Loan Fundings	$40,311	$36,400	$104,384

Loan Fundings in Units:
Consumer Markets Division	71,031	69,690	183,737
Wholesale Lending Division	35,870	35,407	89,953
Correspondent Lending Division	67,320	68,324	176,788
Capital Markets	4,871	3,774	15,385
Countrywide Bank (2)	37,008	33,006	99,337
Total Mortgage Loan Fundings in Units	216,100	210,201	565,200
Commercial Real Estate	38	9	88
Total Loan Fundings in Units	216,138	210,210	565,288

Mortgage Loan Fundings: (3)
Purchase	$18,412	$16,502	$46,349
Non-purchase	21,436	19,807	57,069
Total Mortgage Loan Fundings	$39,848	$36,309	$103,418

Mortgage Loan Fundings by Product:
Government Fundings	$1,206	$796	$2,878
ARM Fundings	$19,098	$19,484	$51,615
Home Equity Fundings	$4,176	$3,413	$11,063
Nonprime Fundings	$3,318	$3,364	$9,205

MORTGAGE LOAN SERVICING (4)
Volume	$1,152,651	$893,405
Units	7,604,711	6,517,536
Subservicing Volume (5)	$26,172	$21,178
Subservicing Units	238,767	207,380
Prepayments in Full	$18,992	$20,809	$47,003
Bulk Servicing Acquisitions	$24	$5,320	$101
Portfolio Delinquency (%) - CHL (6)	3.68%	3.31%
Foreclosures Pending (%) - CHL (6)	0.47%	0.43%

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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	March 31,	March 31,	March 31,
	2006	2005	2006
LOAN CLOSING SERVICES (units)
Credit Reports	952,880	872,342	2,562,885
Flood Determinations	325,135	296,382	854,328
Appraisals	112,836	97,743	279,573
Automated Property Valuation Services	590,348	655,246	2,055,544
Other	18,194	18,862	49,778
Total Units	1,999,393	1,940,575	5,802,108

CAPITAL MARKETS
Securities Trading Volume (7)	$371,190	$324,100	$978,355

BANKING
Assets Held by Countrywide Bank (in billions)	$79.8	$51.1

INSURANCE
Net Premiums Earned:
Carrier	$75.4	$52.0	$228.0
Reinsurance	17.4	14.4	51.8
Total Net Premiums Earned	$92.8	$66.4	$279.8

GLOBAL OPERATIONS
Global Home Loans Subservicing Volume (in billions)	$—	$115

Period-end Rates
10-Year U.S. Treasury Yield	4.86%	4.50%
FNMA 30-Year Fixed Rate MBS Coupon	6.01%	5.48%

(1)   The above data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company.  All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company.  Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)   These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions. The amounts include loans funded for both investment purposes and for sale.  The Company will report the amount of such loans subsequently sold on a quarterly basis.

(3)   Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4)   Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(5)   Subservicing volume for non-Countrywide entities.

(6)   Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7)   Includes trades with Mortgage Banking Segment.

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